                                  EXHIBIT 5.1


                      OPINION OF SMITH, MACKINNON, HARRIS,
                        GREELEY, BOWDOIN & EDWARDS, P.A.



                                 [LETTERHEAD OF
              SMITH, MACKINNON, HARRIS, GREELEY, BOWDOIN & EDWARDS
                                 APPEARS HERE]



                                January 23, 1996


La-Man Corporation
2180 West State Road 434, Suite 6136
Longwood, FL  32779

Gentlemen:

     We have acted as counsel to La-Man Corporation, a Nevada corporation ("La-Man"), in connection with the preparation of a Post-Effective Amendment No. 1 ("Amendment") to La-Man's Registration Statement on Form S-8 (Registration No. 33-81348) (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") with respect to: (a) 1,000,000 additional shares of common stock, par value $.001 per share, of La-Man ("Common Stock"), reserved for issuance from time to time upon grants of awards of Common Stock or upon exercise of Common Stock option awards granted pursuant to La-Man's Amended and Restated 1994 Employee and Consultant Stock Compensation Plan, as amended by Amendment No. 1 thereto effective September 1, 1995 (as so amended, the "Stock Compensation Plan"); (b) 166,667 shares of Common Stock issuable upon exercise of options granted to certain employee-directors of La-Man pursuant to La-Man's 1988 Stock Option Plan (the "1988 Plan"); and (c) 12,000 shares of Common Stock issuable upon exercise of options granted to certain employee-directors of La-Man pursuant to La-Man's 1992 Stock Option and Appreciation Rights Plan (the "1992 Plan"). The foregoing aggregate 1,178,667 shares of Common Stock are hereinafter sometimes collectively referred to as the "Registered Shares."

     We have examined and relied upon: the Articles of Incorporation and Bylaws of La-Man; the form of the Stock Compensation Plan; the La-Man Officer's Certificate dated January 22, 1996 setting forth resolutions of the Finance Committee of the Board of Directors approving the amendment to the Stock Compensation Plan effective September 1, 1995; the form of the 1988 Plan, the form of the 1992 Plan, and the La-Man Officer's Certificate dated January 22, 1996 setting forth resolutions of the Board of Directors of La-Man or the Finance Committee thereof approving the 1988 Plan, the 1992 Plan and options granted as awards to certain employees thereunder; and we have also examined such other documents as we deemed advisable, for purposes of expressing the following opinion. Insofar as the opinion expressed below relates to shares of Common Stock issuable upon the exercise of Common Stock purchase options granted as awards under the Stock Compensation Plan, the 1988 Plan or the 1992 Plan, we have assumed that prior to the issuance of any such shares the Company will have received the full exercise price therefor and that all other conditions precedent to the exercise of such options will have been fulfilled.

     Based upon the foregoing and such other matters as we have deemed relevant, it is our opinion that the Registered Shares included in the Registration Statement pursuant to the Amendment will, when issued in accordance with the terms of the Stock Compensation Plan, the 1988 Plan or the 1992 Plan, as applicable, be duly authorized, legally issued, fully paid and nonassessable.

     We are admitted to practice in the State of Florida only. Accordingly, the opinions expressed above are with respect to federal law and the laws of Florida only. As to matters governed by the State of Nevada, we have relied solely upon the opinion of Jimmerson, Davis & Santoro, P.C. dated January 22, 1996. Moreover, we express no opinion with respect to the securities laws of any state other than the State of Florida. The opinion is made as of the date of this letter, and after this date we undertake no obligation to update such opinion to reflect any facts or circumstances which may later come to our attention or any changes to applicable laws after the date hereof.

     This opinion is furnished to and is solely for the benefit of La-Man and neither this opinion nor any copies hereof may be delivered to or relied upon by, any governmental agency or other person without our prior written approval. Notwithstanding the foregoing, we consent to the use of this opinion as an exhibit to the Amendment.

                                    Very truly yours,

                                    SMITH, MACKINNON, HARRIS,
                                    GREELEY, BOWDOIN & EDWARDS, P.A.


                                    By:       /s/ Marshall S. Harris, Esq.
                                        ------------------------------------
                                               Marshall S. Harris, Esq.